U.S. Hemp Company Inc.

The U.S. Hemp Company is a sustainable IP and Greentech company focusing on developing sustainable fabrics for service uniforms, outdoor gear, and apparel. Our goal is to replace cotton-plastic blends and reduce microplastic pollution, helping service organizations achieve sustainability.


U.S. HEMP COMPANY, INC.

Invest

DEADLINE: February 16, 2024

in 2 months

SHARE PRICE

$40

TOTAL RAISED

$0

VALUATION

$9,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The U.S. Hemp Company is a sustainable hemp-based IP and Greentech company.

We aim to develop the next generation of truly sustainable high-tensile strength and abrasion resistant fabrics for use in service uniforms, outdoor gear and apparel.

- The U.S. Hemp Company (USH) is committed to helping the U.S. Army and other service organizations reach their sustainability goals by developing high performance fabrics, from renewable carbon capturing sources, to replace the cotton/plastic blends primarily in use today.
- We also aim to develop in-house brands that produce and market sustainable apparel and biodegradable high-use consumer products such as biodegradable cutlery and wilderness wipes.
- We are dedicated to a net-zero future and empowering conscious-consumers to reduce the proliferation of microplastics in our environment.
- Our greater goal at USH is to create a culture of "Environmental Commandos", transcending demographics and united around a passion for conservation and environmental stewardship.

> ***"Industrial hemp built this country, our founding father George Washington commanded us to use it, and now industrial hemp will be the fiber that saves it."***
>
> – Michael Robert Coleman
> Founder, 2023

OUR STORY

The Story of the U.S. Hemp Company began when Joe Gavin and Michael Coleman first crossed paths a decade ago.

At the time, Joe Gavin was the President of a tech startup in New York. He had hired Michael Coleman to conduct market research and assist in the development of a software cloud service. Before relocating to New York, Joe Gavin had an extensive background in selling agricultural goods in Ireland for the Kerry Group. However, he decided to leave the tech world behind and venture into the CBD production business back in Ireland. In that same year, Michael Coleman embarked on a new journey by founding a media tech company called Orange Media Group.

Subsequently, Orange Media Group was acquired by 360Fuel and Gas Pump TV. Nevertheless, Coleman had a strong desire to repurchase his family's outdoor company, Coleman Camping. With the support of investors, he engaged in numerous discussions with Newell Brands, the current owner of Coleman Camping, despite being told repeatedly that they were not interested in selling the company. Undeterred, Coleman persisted in his pursuit.

During a chance meeting in London after a decade, Coleman and Gavin reconnected and discussed the idea of creating outdoor products made from carbon-free hemp fiber. **This conversation marked the birth of the U.S. Hemp Company**. Yorick Evans-Freke, who had a robust background in finance and venture capital and a deep passion for sustainability, later joined the company. Joe Chabot, with a strong background in operations and community development, had previously collaborated with Coleman to build up 360Fuel and joined the team as well. Dr. Okby, a local medical leader with expertise in laboratory medicine and science, also became a part of the team.

The journey of the US Hemp Company continues to grow, offering an opportunity through Netcapital for individuals to be part of this exciting story. The U.S. Hemp Company aims to become one of the largest conglomerates in the sustainability space.

PROBLEM

The proliferation of microplastics in our environment is a generational problem that must be tackled.

Researchers are warning that microplastics are poisoning our environment and natural ecosystems. According to the U.N. Environmental Programme, microplastics can take up to 1,000 years to degrade, significantly impacting our world for generations to come.

This is an atrocious legacy to leave our descendants. Something must be done, and we as conscious consumers cannot wait for public and corporate policy to wake up to these realities.

Researchers in Germany, say that in fact, terrestrial microplastic pollution is much higher than marine microplastic pollution – an estimate of four to 23 times more, depending on the environment.

In recent years, the outdoor apparel and gear industry has been pushing recycled plastic as a "green and sustainable" solution. **You'd be right to be skeptical.**

The use of recycled plastic by major outdoors brands in their apparel and gear is a massive micro-plastic proliferating elephant in the room.

The unfortunate truth is that just like virgin plastic and fossil fuel derived fabrics, the recycled version sheds microplastics when you wash it, and is just as likely to end up in a landfill at the end of its life.

Rather than solving the problem of micro-plastic proliferation, the current approach is to treat the symptoms and perpetuate the current paradigm, with little net improvement.



SOLUTION

The U.S. Hemp Company believes that the answer to this seemingly intractable problem lies in the technology of our shared past, natural fibers and fabrics. **We aim to educate the conscious consumer that natural fiber blends can perform equally as well, if not better than, modern plastic and fossil fuel-derived "fabrics."**

In order to do this, The U.S. Hemp Company aims to develop in-house IP and owned-brands to produce and market natural fiber-based alternatives to common consumer-contributed sources of microplastics such as plastic single-use items and plastic clothing, uniforms, and outdoor gear. Along the way, USH aims to educate and empower the everyday consumer and environmental steward to spread the word and help change our behavior as consumers from the ground up.

USH hopes to help the service organizations and outdoor companies reach their sustainability goals by **developing high performance fabrics from natural carbon-capturing fibers to replace the current cotton-plastic blends primarily in use today**, ultimately reducing the proliferation of microplastics in our environment.

> **"The U.S. Hemp Company is poised to tackle the lucrative U.S. Outdoor Apparel & Consumer Product Market, worth $10.82 billion in 2020 and projected to reach $17.83 billion by 2028, growing at a CAGR of 6.95% from 2021 to 2028 according to Statista market research."**
>
> ---
> *Statista*

BUSINESS MODEL

Our business model is designed to encompass two primary revenue streams: our in-house DTC sustainable brands, Commando Outdoor and Miss Commando, and an IP development division with potential expansion into B2B licensing and manufacturing in the future.

- Our **IP component** is focused on developing and licensing or self-manufacturing our greentech fabric for our in-house brands and service organizations such as the U.S. Military or other private sector businesses.
- The **DTC component** involves building and marketing mission-driven in-house brands. This includes Commando Outdoor, a brand offering natural fiber outdoor apparel and biodegradable consumer products, catering to conscious consumers. Additionally, we have the recently launched Miss Commando brand, led by CEO Lizzie Ens. Miss Commando specializes in the development and sale of simple, effective, and chemical-free cosmetics and biodegradable consumer products. The brand empowers environmentally conscious women to make healthy choices.

This initial model may allow our IP division to initially feed into our DTC brand, but could give us the opportunity to eventually license our greentech, with the goal of maximizing the value and impact of USH.



TEAM



Michael Robert Coleman
Chief Executive Officer



Yorick Evans-Freke
Chief Business Officer

Michael is a serial entrepreneur and visionary with substantial experience in both the private and public sectors. He has a proven track record of working at various levels of state and federal government, successfully securing grants, passing legislation, and establishing connections that others may find challenging.

With a diverse background, Michael's journey began in Alaska and continued in New York. He had the unique opportunity to spend time on a family farm and grow up among the Amish community in Lancaster, Pennsylvania. Michael pursued his education at Marist College, where he completed his BS degree. He furthered his academic pursuits by engaging in graduate studies at both Norwich University and Seton Hall University's Executive Graduate program, specializing in International Relations and Law.

With a successful 15-year career in media development and technology start-ups, Michael made significant strides in the industry. He later led a team that partnered with 360Fuel, a company focusing on biofuel infrastructure for gas stations. Their efforts secured one of the largest biofuel grants through the USDA, benefitting the New Jersey, New York, and Connecticut area.

Drawing inspiration from his background in the US Army and as a distant relative of the famed Outdoor Coleman Camping family, Michael recognized the potential of sustainable products for the outdoor community. He founded The US Hemp Company and assumed the role of CEO. With an executive team comprising individuals from diverse backgrounds and expertise.

Co-Founder Michael Coleman helped secure close to $5 Million dollars in USDA BioFuel Grants for a technology fueling company that he was involved with.

Co-Founded Miss Commando, female apparel brand that focuses on Hemp Fiber and Chemical Free products that women wear and apply.

Yorick is a serial entrepreneur/founder, social & environmental impact investor, and advisor to technology and sustainability-oriented startups and funds.

He started his career in merchant banking in London and then tech VC in NYC, before founding ExPiste Impact Capital in 2017 with a mandate to identify and cultivate emerging technologies with the potential for driving social or environmental change.

Along the way, he co-founded and built Castle Freke Distillery, an award-winning boutique super-premium gin distillery in Ireland.

Yorick col-led and was instrumental to financing and building Livby Inc., a livestream fashion technology company pioneering the next evolution of the traditional e-commerce model by utilizing livestream e-commerce to democratize the capital assets required to build an engaging online business.

Yorick is always on the lookout for novel technology and ideas with the potential to disrupt or remake the entrenched and ossified systems and structures that define our paradigm. The pursuit of radical ideas is a life-long passion.

He is passionate about entrepreneurship and education as vehicles to effect change, break down barriers, and reduce entrenched inefficiencies. He is dedicated to environmental conservation, in particular the reforestation and rewilding of land that has lost its canopy and biodiversity.

Yorick graduated from the College of Charleston Business School with a degree in International Business and Finance. He holds certificates from Harvard Business School.



Joseph Chabot
Chief Operating Officer



Dr. Nader Okby
Chief Scientific Officer

Joseph Chabot is an experienced professional in the nonprofit sector. He graduated from Iona College with a Bachelor's Degree in Business Administration and Long Island University with a Master's Degree in Public Administration.

Following his collegiate studies, Joseph began his professional career in sales in the Life Insurance Industry and then the printer and copier business. His sales background exemplified his work ethic and gave him the keys to succeed in business. After gaining valuable insight into business operations, Joseph transitioned into government work and began private consulting.

Outside of work, service is important to Joseph and he uses his free time to make a difference. Joseph has served in many volunteer capacities such as with The Blauvelt Lions Club (Past President), Former Rotarian, Kentucky Colonels, Sons of Italy and was awarded 30 Under 30 by his National Fraternity, Pi Kappa Phi. He also ran for NYS Assembly and held various leadership roles within his district while politically active.

Joseph is currently with International Student Exchange and Student Management Group and focuses on facilitating placements for exchange students from overseas countries.

Looking to the future, Joseph is excited to use his connections and expertise to further advance the mission of American Hemp.

Dr. Okby is a physician who specializes in Pathology and Laboratory medicine. He has been in practice over 20 years and has held numerous leadership positions including President of his medical practice, hospital medical staff President and several committee chairmanships. Following his medical school and residency training at Albany Medical Center Hospital in Albany, NY, he attended the world-renowned Armed Forces Institute of Pathology and National Institute of Health pursuing additional fellowship training in pulmonary and mediastinal pathology.

Dr. Okby is current Chairman of the New York State Board of Clinical Laboratory Technology and a past member/author of the College of American Pathologists Lung, mediastinal and pleural cancer checklists.

In both his professional and personal life, Dr. Okby has always been a strong advocate for charitable giving and sustainability including donations to earthquake ravaged Haiti, alumnus donations to educational institutions, donations to veteran organizations such as "Homes for Our Troops, and recurring donations to UNICEF.



Joe Gavin

Chief Commercial Officer

A seasoned and senior company leader, Joe moved from the corporate sector nearly two decades ago, to fulfill a life-long dream to become a successful entrepreneur. During his extensive career, Joe has built up several start-up companies in the areas of Technology, Sales Support and Outsourcing, Health & Wellbeing and Occupational Health. Joe has specialized in the areas of Sales, Marketing, Distribution Retail and support services for over 30 years.

A highly accomplished negotiator and commercials expert, Joe consults with a number of National and International brands and holds a Business Master's Degree. He also sits on the board of several privately owned companies. A specialist in many things, with a keen understanding of farming and agri-processing. Joe brings a wealth of knowledge and experience to his companies and colleagues.

Joe loves all things sport, including watching his grandchildren on the football field at the weekend. He enjoys a game of golf and also loves to travel.

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Executive and Employee Salaries	$150,000	30.0%
R&D	$200,000	40.0%
Admin & Office	$25,000	5.0%
Marketing & Brand Development	$100,500	20.1%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in U.S. Hemp Company Inc.. This offering must raise at least $10,000 by February 16, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. U.S. Hemp Company Inc. may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

237,500 shares
× $40 per share
$9,500,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn

UPDATES

Dec 6, 2023 • Primary offering of 12,500 shares at $40

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